Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009
For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports Strong FY09 Year-End and Fourth-Quarter Operating Results, Raises FY10

Outlook

Full Year Sales up 10 Percent to $4.6 Billion; Fourth Quarter Sales rise 11 Percent to More than

$1.2 Billion

FY09 Orders of $5 Billion Represent a Book-to-Bill of 1.1 — Total Year-End Backlog of

$7.0 Billion

Full Year Fully Diluted Earnings Per Share of $4.56, and Fourth Quarter Loss of $1.00 Per Share,

Driven by $109 Million, Non-Cash Goodwill Impairment Charge

Excluding Goodwill Impairment, Full Year Fully Diluted Earnings Per Share Increased 23

percent to $7.75 and Fourth Quarter EPS rose 33 percent to $2.28

Minneapolis, May 7, 2009 — Alliant Techsystems (NYSE: ATK) today reported strong operating results for Fiscal Year 2009 (FY09), which ended on March 31, 2009.  Based on the strength of continuing operations, expected revenues from the March 31, 2009 acquisition of Eagle Industries, and lower than expected pension expenses, the company is raising sales and earnings guidance for Fiscal Year 2010 (FY10).

Sales in FY09 increased 10 percent to $4.6 billion.  Orders for the year were $5.0 billion, yielding a book-to-bill ratio of 1.1.  The total year-end backlog was $7.0 billion.  Full-year operating margins were 8.4 percent, reflecting the company’s previously announced intention to take a $109 million, non-cash goodwill impairment charge.  Prior to the charge, full-year margins were 10.8 percent compared to 10.3 percent in the prior year, in-line with the company’s long-term expectations for margin improvement.  FY09 fully diluted earnings per share (EPS), prior to the impairment, increased 23 percent to $7.75 from $6.32 in the prior year (see reconciliation tables for details).  Year-end free cash flow was $313 million, a $31 million increase from the prior year, driven by strong operating results, partially offset by increased capital expenditures (see reconciliation table for details).

 Sales in the fourth quarter of FY09 surpassed $1.2 billion, an 11 percent increase over the prior-year quarter.  Fourth quarter orders reached $1.8 billion, driven by strong demand for commercial and military ammunition, international programs, and a substantial Airbus A350 composite structures award.  Excluding the impairment charge, fully diluted fourth quarter EPS increased 33 percent to $2.28, compared to $1.72 in the prior-year quarter.  Operating margins for the quarter were 2.9 percent.  Excluding the charge, operating margins improved to 11.5 percent compared to 10.0 percent in the prior-year quarter (see reconciliation tables for details).  The prior-year quarter included a $6.6 million charge related to an acquisition that was terminated.

“In FY09, ATK significantly expanded our opportunity for growth,” said Dan Murphy, Chairman and CEO. “We established a new presence in commercial aerospace through the A350 program, significantly expanded our international ammunition business while delivering an unprecedented volume of ammunition to domestic commercial and government customers, captured a promising advanced missile target program, and pioneered new small satellite technologies.  We are poised for continued growth and confident that we will deliver even greater value for our shareholders in the future.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for fiscal year 2009 and the fourth quarter ending March 31, 2009 (in thousands).

External Sales:

	Quarters Ended				Years Ended
	March 31, 2009	March 31, 2008	$ Change	% Change	March 31, 2009	March 31, 2008	$ Change	% Change

ATK Armament Systems	$435,306	$405,204	$30,102	7.4%	$1,737,909	$1,476,716	$261,193	17.7%
ATK Mission Systems	372,636	329,350	43,286	13.1%	1,215,018	1,139,038	75,980	6.7%
ATK Space Systems	449,016	394,589	54,427	13.8%	1,630,297	1,555,971	74,326	4.8%
Total external sales	$1,256,958	$1,129,143	$127,815	11.3%	$4,583,224	$4,171,725	$411,499	9.9%

Income before Interest, Income Taxes, and Minority Interest (Operating Profit):

	Quarters Ended				Years Ended
	March 31, 2009	March 31, 2008	$ Change	% Change	March 31, 2009	March 31, 2008	$ Change	% Change

ATK Armament Systems	$40,739	$41,283	$(544)	(1.3)%	$171,563	$139,603	$31,960	22.9%
ATK Mission Systems	48,920	41,012	7,908	19.3%	153,341	129,028	24,313	18.8%
ATK Space Systems	(48,968)	44,371	(93,339)	(210.4)%	79,560	192,995	(113,435)	(58.8)%
Corporate	(4,496)	(13,273)	8,777	66.1%	(20,007)	(31,098)	11,091	35.7%
Total	$36,195	$113,393	$(77,198)	(68.1)%	$384,457	$430,528	$(46,071)	(10.7)%

SEGMENT RESULTS

In FY09, ATK operated three principal business groups: Armament Systems; Mission Systems; and Space Systems.

ATK ARMAMENT SYSTEMS

For the full-year, sales in the Armament Systems group increased 18 percent to $1.7 billion, compared to $1.5 billion in the prior year, reflecting strong demand for commercial and military ammunition.

Earnings before interest, taxes, and minority interest (operating profit) for the year rose 23 percent to $172 million from $140 million in the prior year, reflecting higher revenues across all divisions, lower pension costs, and operating efficiencies.

Sales in the fourth quarter rose seven percent to $435 million compared to $405 million in the prior-year quarter, driven by continued strength in commercial ammunition and initial deliveries of non-standard ammunition for the Afghan Security Forces.  Operating profit for the quarter remained steady at $41 million compared to the prior-year quarter, reflecting higher profits in commercial ammunition, offset by a $6 million write off of an accounts receivable related to a customer bankruptcy filing.

ATK MISSION SYSTEMS

Full year sales in the Mission Systems group rose seven percent to $1.2 billion, compared to $1.1 billion in the prior year. The increase reflects higher sales of composite structures, propulsion systems, and special mission aircraft.  These were partially offset by lower sales of tank ammunition.  Full-year operating profit rose 19 percent to $153 million compared to $129 million in the prior year, reflecting higher sales in composite structures, and special mission aircraft, as well as lower pension expenses.

Sales in the quarter rose 13 percent to $373 million, compared to $329 million in the prior-year quarter.  The increase was driven by higher sales volume in composite structures including the Airbus A350, tactical rocket motors, and the ramp up of advanced weapons programs, partially offset by a decline in the sales of tank ammunition.  Operating profit increased to $49 million, a 19 percent rise from the $41 million recorded in the prior-year quarter.  The increase was primarily driven by higher volumes in the group’s composite structures business.

ATK SPACE SYSTEMS

Full year sales in the Space Systems group rose nearly five percent to more than $1.6 billion.  Full-year operating profit was $80 million compared to $193 million in the prior year.  Excluding the non-cash, non-deductible $109 million goodwill impairment charge, operating profit was $188 million (see reconciliation table for details).  The decrease primarily reflects the charges taken in the first quarter related to the group’s Spacecraft Systems division.

Fourth quarter sales in the Space Systems group rose 14 percent to $449 million compared to $395 million in the prior-year quarter.  The increase reflects higher sales in NASA programs due in part to the timing of program requirements, as well as increased sales of commercial launch programs and missile defense systems.  The group reported an operating loss in the quarter of $49 million, compared to an operating profit in the prior-year quarter of $44 million.  Excluding the non-cash, non-deductible goodwill impairment charge, operating profit for the quarter was $60 million, reflecting higher sales volume, added incentive fees in the group’s NASA programs, and improved operating performance in the Spacecraft Systems division (see reconciliation table for details).

CORPORATE AND OTHER

For the full year, corporate and other expenses totaled $20 million, compared to $31 million in the prior year.  Fourth quarter corporate and other expenses totaled $5 million compared to $13 million in the prior-year period.  The changes in full year and quarterly results were driven primarily by the charges related to an acquisition that was terminated in the prior year.  The effective tax rate for the year was 51.8 percent, reflecting the non-deductibility for tax purposes of the non-cash goodwill impairment, and a $5.9 million valuation allowance related to capital loss carryovers.  Excluding these items, the effective tax rate was 37.3 percent (see reconciliation table for details).

OUTLOOK

ATK is raising its FY10 EPS guidance to a range of $8.05 - $8.25, up from its previous expectations of $7.40 - $7.60.   Due to U.S. GAAP accounting changes related to the company’s outstanding convertible debt that took effect on April 1, 2009, the company will be required to retrospectively adopt the new accounting provision for all affected reporting periods.  In FY10, the company expects this accounting change to result in a $0.35 impact per share, which is reflected in its current guidance range.   As reflected in the chart below, the accounting change will impact FY09 results by $0.42 per share.

FY09 EPS — Current Accounting Standards	$7.75	*
Impact of New Accounting Standards	$(0.42)
FY09 EPS — New Accounting Standards	$7.33

* FY09 EPS of $7.75 excludes the goodwill impairment charge (see reconciliation table for details).

The company is raising its FY10 sales guidance to a range of $4.73 - $4.80 billion, up from previous expectations of $4.55 - $4.65 billion.  The guidance increases reflect additional sales and EPS expected from the company’s acquisition of Eagle Industries, lower than anticipated pension expenses, and the strength of ongoing operations.  The company expects FY10 operating margins to be approximately 11 percent.

ATK expects to generate free cash flow of $110 - $130 million in FY10, reflecting a $150 million pension pre-payment contribution made in the first quarter of FY10 (see reconciliation table for details).  Average share count is expected to be approximately 33.5 million.  The effective tax rate for the year is expected to be approximately 37 percent.  The tax rate assumes that the Federal R&D tax credit will be extended.   Pension expenses are expected to be approximately $70 million.  Capital expenditures in FY10 are anticipated to be approximately $130 million.

Reconciliation of Non-GAAP Financial Measures

Earnings per Share

Earnings per share excluding the impact of the non-cash goodwill impairment charge is a non-GAAP financial measure that ATK defines as earnings per share less the impact of the goodwill impairment charge. ATK management believes earnings per share excluding the impact of the non-cash goodwill impairment charge provides investors with an important perspective on the operating results of the Company. ATK management uses this measurement internally to assess business performance.

	Quarter Ended		Year Ended
	March 31, 2009		March 31, 2009
	Net		Net
	(Loss) Income*	EPS	Income*	EPS
As reported	$(32,753)	$(1.00)	$155,119	$4.56
Goodwill impairment	108,500	$3.28	108,500	$3.19
As adjusted	$75,747	$2.28	$263,619	$7.75

* the non-cash goodwill impairment charge is non-deductible for tax purposes so pre-tax and after-tax income are equal

EBIT Margin

The EBIT margin excluding the effect of the non-cash goodwill impairment charge is a non-GAAP financial measure that ATK defines as income before interest, income taxes, and minority interest excluding the effect of the non-cash goodwill impairment charge as a percent of sales.  ATK management is presenting this measure so that a reader may compare EBIT margin excluding this item. ATK’s definition may differ from that used by other companies.

Total ATK:

	Quarter Ended			Year Ended
	March 31, 2009			March 31, 2009
	Sales	EBIT	Margin	Sales	EBIT	Margin
As reported	$1,256,958	$36,195	2.9%	$4,583,224	$384,457	8.4%
Goodwill impairment		108,500			108,500
As adjusted	$1,256,958	$144,695	11.5%	$4,583,224	$492,957	10.8%

ATK Space Systems

	Quarter Ended			Year Ended
	March 31, 2009			March 31, 2009
	Sales	EBIT	Margin	Sales	EBIT	Margin
As reported	$449,016	$(48,968)	-10.9%	$1,630,297	$79,560	4.9%
Goodwill impairment		108,500			108,500
As adjusted	$449,016	$59,532	13.3%	$1,630,297	$188,060	11.5%

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

		Projected Year
	Year Ended	Ending
	March 31, 2009	March 31, 2010

Cash provided by operating activities	$424,987	$240,000 - $260,000	*
Capital expenditures	(111,481)	~(130,000)
Free cash flow	$313,506	$110,000 - $130,000

* FY10 estimate includes the impact of $150 million discretionary prepayment contribution to pension plan (total FY10 contribution estimated at $160 million)

Effective Tax Rate

The effective tax rate excluding the effect of the non-deductibility for tax purposes of the non-cash goodwill impairment charge and the $5.9 million valuation allowance related to capital loss carryovers is a non-GAAP financial measure.  ATK management is presenting this measure so that a reader may compare the effective tax rate excluding these items. ATK’s definition may differ from that used by other companies.

	Year Ended
	March 31, 2009
	Pre-tax	Tax Expense	Tax Rate
As reported	$321,970	$166,664	51.8%
Goodwill impairment	108,500
Valuation allowance		(5,929)
As adjusted	$430,470	$160,735	37.3%

ATK is a premier aerospace and defense company with more than 19,000 employees in 22 states, Puerto Rico and internationally, and revenues in excess of $4.6 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s human-rated launch programs; challenges faced in restoring profitability to the company’s spacecraft structures business, changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		YEARS ENDED
	March 31,	March 31,	March 31,	March 31,
(In thousands except per share data)	2009	2008	2009	2008

Sales	$1,256,958	$1,129,143	$4,583,224	$4,171,725
Cost of sales	970,134	886,051	3,607,312	3,325,410
Gross profit	286,824	243,092	975,912	846,315
Operating expenses:
Research and development	18,284	23,965	81,529	68,333
Selling	44,413	38,638	161,805	131,068
General and administrative	79,432	67,096	239,621	216,386
Total operating expenses	142,129	129,699	482,955	415,787
Goodwill impairment	108,500	—	108,500	—
Income before interest, income taxes, and minority interest	36,195	113,393	384,457	430,528
Interest expense	(14,315)	(17,567)	(63,392)	(81,578)
Interest income	164	425	905	1,431
Income before income taxes and minority interest	22,044	96,251	321,970	350,381
Income tax provision	54,655	35,858	166,664	127,658
Income before minority interest	(32,611)	60,393	155,306	222,723
Minority interest, net of income taxes	142	(45)	187	376
Net income (loss)	$(32,753)	$60,438	$155,119	$222,347

Earnings per common share:
Basic	$(1.00)	$1.85	$4.74	$6.75
Diluted	$(1.00)	$1.72	$4.56	$6.32

Average number of common shares	32,647	32,682	32,730	32,924
Average number of common and dilutive shares	32,647 *	35,112	34,013	35,208

* Excludes 620 shares that are anti-dilutive

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	March 31, 2009	March 31, 2008
Assets
Current assets:
Cash and cash equivalents	$336,700	$119,773
Net receivables	899,543	798,468
Net inventories	238,600	205,825
Income tax receivable	34,835	—
Deferred income tax assets	30,751	88,282
Other current assets	39,843	35,568
Total current assets	1,580,272	1,247,916
Net property, plant, and equipment	540,041	492,336
Goodwill	1,195,986	1,236,196
Prepaid and intangible pension assets	—	25,280
Deferred income tax assets	83,872
Deferred charges and other non-current assets	192,992	194,466
Total assets	$3,593,163	$3,196,194
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$293,679
Accounts payable	294,971	$215,755
Contract advances and allowances	86,080	81,624
Accrued compensation	168,059	147,287
Accrued income taxes	—	41,681
Other accrued liabilities	175,697	144,540
Total current liabilities	1,018,486	630,887
Long-term debt	1,160,703	1,455,000
Deferred income tax liabilities	—	38,316
Postretirement and postemployment benefits liabilities	121,689	138,378
Accrued pension liability	552,671	84,267
Other long-term liabilities	124,604	108,238
Total liabilities	2,978,153	2,455,086
Contingencies
Common stock - $.01 par value Authorized - 90,000,000 shares Issued and outstanding 32,783,496 shares at March 31, 2009 and 32,795,800 at March 31, 2008	328	328
Additional paid-in-capital	473,132	467,857
Retained earnings	1,471,043	1,315,924
Accumulated other comprehensive loss	(651,652)	(376,636)
Common stock in treasury, at cost, 8,771,565 shares held at March 31, 2009 and 8,759,261 at March 31, 2008	(677,841)	(666,365)
Total stockholders’ equity	615,010	741,108
Total liabilities and stockholders’ equity	$3,593,163	$3,196,194

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
(In thousands)	March 31, 2009	March 31, 2008
Operating activities
Net income	$155,119	$222,347
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	80,137	71,511
Amortization of intangible assets	5,616	5,975
Amortization of deferred financing costs	2,857	3,851
Impairment of goodwill	108,500	—
Write-off of debt issuance costs associated with convertible notes	—	5,600
Write-off of acquisition related costs	—	6,567
Deferred income taxes	113,999	(15,742)
Loss on disposal of property	9,030	2,505
Minority interest, net of income taxes	187	376
Share-based plans expense	18,952	23,415
Excess tax benefits from share-based plans	(3,287)	(9,459)
Changes in assets and liabilities:
Net receivables	(94,239)	(27,508)
Net inventories	(15,610)	(33,608)
Accounts payable	64,345	49,066
Contract advances and allowances	4,456	720
Accrued compensation	15,312	(1,143)
Accrued income taxes	(66,096)	52,138
Pension and other postretirement benefits	23,306	33,865
Other assets and liabilities	2,403	(7,725)
Cash provided by operating activities	424,987	382,751
Investing activities
Capital expenditures	(111,481)	(100,709)
Acquisition of business	(75,615)	(103,685)
Proceeds from the disposition of property, plant, and equipment	569	362
Cash used for investing activities	(186,527)	(204,032)
Financing activities
Change in cash overdrafts	—	—
Net borrowings on line of credit	—	—
Payments made to extinguish debt	(618)	—
Payments made for debt issue costs	(5)	(740)
Net purchase of treasury shares	(31,609)	(100,068)
Proceeds from employee stock compensation plans	7,412	16,310
Excess tax benefits from share-based plans	3,287	9,459
Cash used for financing activities	(21,533)	(75,039)
Increase in cash and cash equivalents	216,927	103,680
Cash and cash equivalents - beginning of period	119,773	16,093
Cash and cash equivalents - end of period	$336,700	$119,773